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                            CONSOLIDATED EDISON, INC.

                        RATIO OF EARNINGS TO FIXED CHARGES        EXHIBIT 12.1.1
                                TWELVE MONTHS ENDED
                             (Thousands of Dollars)

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                                                     DECEMBER        DECEMBER        DECEMBER        DECEMBER        DECEMBER
                                                       1998            1999            2000            2001            2002
                                                    --------------  --------------  --------------  --------------  ---------------

EARNINGS
    Net Income for Common Stock                          $712,742        $700,615        $582,835        $682,242         $646,036
    Preferred Dividends                                    17,007          13,593          13,593          13,593           12,458
    Income Tax                                            405,410         372,825         307,168         442,631          376,417
                                                    --------------  --------------  --------------  --------------  ---------------

             Total Earnings Before Income Tax           1,135,159       1,087,033         903,596       1,138,466        1,034,911

FIXED CHARGES*                                            345,513         357,178         431,217         457,554          460,279
                                                    --------------  --------------  --------------  --------------  ---------------
             Total Earnings Before Income Tax
                and Fixed Charges                      $1,480,672      $1,444,211      $1,334,813      $1,596,020       $1,495,190
                                                    ==============  ==============  ==============  ==============  ===============



    * Fixed Charges

    Interest on Long-Term Debt                           $294,894        $305,879        $351,410        $384,422         $373,060
    Amortization of Debt Discount, Premium and Expense     13,777          13,514          12,584          12,526           12,264
    Interest on Component of Rentals                       18,442          17,720          17,697          18,783           13,971
    Other Interest                                         18,400          20,065          49,526          41,823           60,984
                                                    --------------  --------------  --------------  --------------  ---------------

             Total Fixed Charges                         $345,513        $357,178        $431,217        $457,554         $460,279
                                                    ==============  ==============  ==============  ==============  ===============


    Ratio of Earnings to Fixed Charges                       4.29            4.04            3.10            3.49             3.25
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